UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 30, 2010

BANK OF AMERICA CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-9601

Delaware (State or other jurisdiction of incorporation)	1-6523 (Commission File Number)	56-0906609 (I.R.S. Employer Identification No.)
100 North Tryon Street
Charlotte, North Carolina 28255
(Address of principal executive offices)
(704) 386-5681
(Registrant’s telephone number, including area code)
Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.06.	Material Impairments.
On December 30, 2010, Bank of America Corporation (the “Company”) concluded that it expects to record a non-cash, non-tax deductible goodwill impairment charge of approximately $2 billion in the fourth quarter of 2010 in its Home Loans & Insurance business segment.
The Company believes that there has been a decline in the value of the Home Loans & Insurance business segment resulting in an impairment of the carrying value of the goodwill. The estimated fair value of the business segment has declined as a result of increased uncertainties, including existing and potential litigation exposure and other related risks, higher servicing costs including loss mitigation efforts, foreclosure-related issues and the redeployment of centralized sales resources to address servicing needs.
The impairment charge will have no impact to reported Tier 1 and tangible equity capital ratios.
A copy of the press release in which the Company announced, among other things, the expected goodwill impairment charge is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01.	Other Events.
On January 3, 2011, the Company announced, among other things, agreements with the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae) to resolve repurchase claims involving certain residential mortgage loans sold to them by entities related to Countrywide Financial Corporation. A copy of the press release in which the Company announced the agreements with Freddie Mac and Fannie Mae is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)     Exhibits.
The following exhibit is filed herewith:

Exhibit
Number	Description
99.1	Press Release dated January 3, 2011 of Bank of America Corporation
* * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION
By:	/s/ Neil A. Cotty
Neil A. Cotty
Chief Accounting Officer
Dated: January 3, 2011

Exhibit Index

Exhibit
Number	Description
99.1	Press Release dated January 3, 2011 of Bank of America Corporation